Exhibit 99.1

Media Contact: Rebecca Marsh

Merchants Bancorp

Phone: (317) 805-4356

Email: rmarsh@merchantsbankofindiana.com

Investor Contact: Brian Sullivan

Merchants Bancorp

Phone: (317) 569-7420

Email: bsullivan@mbi-capital.com

PRESS RELEASE

Merchants Bancorp Announces Executive Officer Promotions

For Release November 20, 2017

CARMEL, Indiana – Merchants Bancorp (“Merchants”) (Nasdaq: MBIN) announces the following changes to its executive team, effective January 1, 2018:

Randall D. Rogers has been appointed Vice Chairman of Merchants. Mr. Rogers will continue to serve as a Director of Merchants and a Director and the Vice Chairman of Merchants’ subsidiary, Merchants Bank of Indiana (“Merchants Bank”), positions Mr. Rogers has held since October 2006 and March 2002, respectively. Mr. Rogers currently serves as President and Chief Operating Officer of Merchants, a position he has held since 2011, and Chairman of Merchants’ subsidiary, P/R Mortgage and Investments Corp. (“P/R”), a position he has held since P/R was founded by him and Michael F. Petrie in August 1990, but has retired from such roles effective January 1, 2018.

Michael J. Dunlap has been promoted to President and Chief Operating Officer of Merchants, replacing Randall D. Rogers in such position. Mr. Dunlap will continue to serve as a Director of Merchants and the President and Co-Chief Operating Officer of Merchants Bank, positions he has held since April 2014. Mr. Dunlap joined Merchants Bank as Senior Vice President of Mortgage Banking in 2009. Prior to joining Merchants Bank, Mr. Dunlap served as the Chief Financial Officer of National City Mortgage, which is now part of The PNC Financial Services Group, Inc.

Michael R. Dury has been promoted to President of P/R, replacing Michael F. Petrie in such position. Mr. Dury will continue to serve as Chief Operating Officer of P/R. Mr. Dury has been with P/R since July 2007 in various capacities, initially as a Real Estate Investment Officer and subsequently as Assistant Vice President, Vice President, Senior Vice President, and Executive Vice President and Chief Operating Officer.

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MERCHANTS BANCORP ANNOUNCES EXECUTIVE OFFICER PROMOTIONS	PAGE 2

Michael F. Petrie has been appointed as Chairman of P/R, replacing Mr. Rogers in such role. Mr. Petrie will also continue to serve as Chairman and Chief Executive Officer of Merchants and Merchants Bank, positions Mr. Petrie has held since October 2006 and March 2002, respectively.

“Messrs. Dunlap and Dury have been instrumental to the growth and success of Merchants and it is with great pleasure that Mr. Rogers and I announce their promotions.  These leadership changes position Merchants to take the next step in expanding strategic initiatives enabling us to better focus on emerging growth areas.  In addition, these actions deepen our executive expertise, allowing natural leadership succession,” said Michael F. Petrie.

ABOUT MERCHANTS BANCORP

Merchants Bancorp is a diversified bank holding company headquartered in Carmel, Indiana operating multiple lines of business with a focus on Federal Housing Administration (“FHA”) multi-family housing and healthcare facility financing and servicing, mortgage warehouse financing, retail and correspondent residential mortgage banking, agricultural lending and traditional community banking.  Merchants Bancorp, with $3.1 billion in assets and $2.8 billion in deposits as of June 30, 2017, conducts its business through its direct and indirect subsidiaries, Merchants Bank of Indiana, P/R Mortgage and Investment Corp., RICHMAC Funding LLC and Merchants Mortgage, a division of Merchants Bank of Indiana. For more information and financial data, please visit Merchants’ Investor Relations page at investors.merchantsbankofindiana.com.